Exhibit 10.53

December 19, 2023
Syed Rizvi, M.D.
XXXXXXXXX
XXXXXXXXX
XXXXXXXXX
Dear Syed:
This letter (the “Agreement”) confirms the agreement between you and Caribou Biosciences, Inc. (the “Company”) regarding the termination of your employment with the Company.
1.Separation Date. Your employment with the Company will end effective at 5 p.m. Pacific time on December 31, 2023 (the “Separation Date”).
2.No Other Monies Owed. You acknowledge and agree that as of the date of December 19, 2023, you have been paid all of your wages due to you, with the exception of your wages for the period December 16-31, 2023, which will be paid via direct deposit on December 22, 2023. You also acknowledge that you will be paid out for 66.06 hours of any accrued but unused vacation time earned through the Separation Date, that you will use 24 hours of accrued vacation time between now and the Separation Date, and that you will have no accrued but unused vacation time upon the Separation Date. You acknowledge and agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement. You also acknowledge that, should you have unreimbursed business expenses that have not yet been submitted for reimbursement, you will submit such to the Company by December 31, 2023. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company.
3.Accrued Benefit. The Company will provide you with the following:
(a)Any base salary earned by you through the Separation Date, unpaid expense reimbursements in accordance with Company policy, and unused vacation that accrued through the Separation Date on or before the time required by law; and
(b)Any vested benefits you may have under any employee benefit plan of the Company through the Separation Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.
4.Severance. Subject to, and in consideration for, your timely execution and non-revocation of this Agreement, your execution of the Termination Certificate, attached hereto as Attachment A, and provided you comply with all of the terms and conditions of this Agreement, your Confidential Information and Invention Assignment Agreement (the “CIIA Agreement” attached hereto as Attachment B), the Company Employee Handbook, and any and all other applicable Company policies, the Company will provide you with the following:

(a)(i)    An amount equal to nine months of your base salary, i.e., $42,058.33 per month, less all applicable withholdings and deductions;
(i)In the event you elect COBRA continuation coverage for your current health plans through the Company, you will be solely responsible for completing the enrollment process in an appropriate and timely manner. If you timely elect COBRA continuation coverage, the Company will pay the COBRA premiums for your continued coverage at the same employer contribution level provided to you prior to the Separation Date for a period of nine months or your COBRA health continuation period, whichever ends earlier. The Company shall only be required to pay that percentage of dependent health insurance that the Company would be paying if you had remained employed by the Company. Your share of the premium payments will be deducted from your severance payments ($267.67 per pay period). After the nine months in which the Company pays the COBRA premiums, you may elect to further continue your participation, as permitted under COBRA, at your sole expense, including any associated charges, fees, and expenses that may be applicable;
(ii)The amounts payable under subsections 4(a)(i) and 4(a)(ii), above, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine months commencing on the first regularly scheduled payroll date that is at least seven business days after the Effective Date. The initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Separation Date. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2); and
(iii)Your performance stock units will be governed by the terms of the award agreements you previously received. Except as expressly provided in Section 4(b)(iii) below, your stock options and restricted stock units will be governed by the terms of the award agreements you previously received. For the avoidance of doubt, (x) your performance stock units, (y) the portion of your restricted stock units that are unvested as of the Separation Date, excepting only the next vesting tranche as of the Separation Date, and (z) the portion of your stock options that are unvested as of the Separation Date, shall be immediately forfeited and cancelled as of the Separation Date.
Subject to the execution and effectiveness of this Agreement, the amounts payable under this Agreement shall be in full satisfaction of all payment obligations to you, including those identified in the Officer Employment Agreement between you and the Company dated as of January 18, 2022.
(b)    As additional consideration:
(i)You will be eligible for a 2023 bonus as determined by the Company’s Board of Directors, as set forth more fully in your 2023 compensation letter, and any such bonus awarded shall be paid at the same time as bonuses for the 2023 year are paid to other executive officers of the Company;

(ii)The next vesting tranche of 15,000 shares of the Company’s common stock issuable under your restricted stock units (“RSUs”) granted in January 2022 will vest as scheduled on January 18, 2024 had you remained in the employment of the Company, provided that the Effective Date (as defined below) shall have occurred by such vesting date, and the remaining portion of such RSU grant will automatically be forfeited, terminated, and cancelled immediately upon the Separation Date; and
(iii)Immediately prior to the expiration of the three-month post-termination exercise period for the portion of your stock options that is vested as of the Separation Date, such post-termination exercise period will be extended so that you shall have until June 30, 2024 to exercise the remaining vested and unexercised portion of your stock options otherwise in accordance with the Company’s applicable equity plan documents, award agreements relating to your stock options, and the other materials you received in connection with the acceptance of your stock options (the “Equity Documents”) (regardless of any language to the contrary in any Equity Documents, but subject to the respective expiration dates of your stock options).
The items outlined in subsections 4(a) and 4(b) above will hereafter be referred to collectively as the “Severance Sum”).
5.General Release. In consideration for receiving the Severance Sum as well as other good and valuable consideration, you hereby, on behalf of yourself, your executors, administrators, heirs, representatives, assigns, and anyone else claiming by, through, or under you, waive and release to the maximum extent permitted by applicable law, any and all claims or causes of action, whether known or unknown, against the Company and/or its respective predecessors, successors, past or present subsidiaries, affiliated companies, investors, or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past or present insurers, officers, directors, attorneys, employees, shareholders, assigns, and employee benefit plans (collectively with the Entities, the “Company Releasees”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the termination of that employment relationship. This waiver and release includes, without limitation, the following:
(a)All federal laws respecting employment, including but not limited to: the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Older Workers’ Benefit Protection Act; the Rehabilitation Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Equal Pay Act; the Consolidated Omnibus Budget Reconciliation Act; the Genetic Information Nondiscrimination Act; the Employee Retirement Income Security Act (with respect to unvested benefits); the Civil Rights Act of 1991; Section 1981 of U.S.C. Title 42; the Sarbanes-Oxley Act of 2002; the Worker Adjustment and Retraining Notification Act; the Uniform Services Employment and Reemployment Rights Act; the Defend Trade Secrets Act; the Immigration Reform and Control Act; the Lilly Ledbetter Fair Pay Act of 2009; all Executive Orders; and the United States Constitution;

(b)All California state and local laws and ordinances respecting employment, including, but not limited to: the California Family Rights Act, Cal. Gov. Code § 12945.2; the California Fair Employment and Housing Act, Cal. Gov. Code § 12900, et seq.; the California Labor Code, the California Business and Professions Code; the California Industrial Welfare Commission Wage Orders; the California Government Code; the California Civil Code; the California Code of Regulations; and the California Constitution;
(c)All New Jersey state and local laws and ordinances respecting employment, including, but not limited to: the New Jersey Discrimination in Wages Law, N.J.S.A. 34:11-56.1, et seq., the New Jersey Wage Payment Law, N.J.S.A. 34:11-4.1, et seq., the New Jersey Wage and Hour Law, N.J.S.A. 34:11-56a, et seq., the New Jersey Temporary Disability Benefits Law, N.J.S.A. 43:21-25, et seq., as amended by the New Jersey Paid Family Leave Act, the New Jersey Family Leave Act, N.J.S.A. 34:11B-1, et seq., the New Jersey Fair Credit Reporting Act, N.J.S.A. 51:11-28, et seq., the New Jersey Law Against Discrimination, N.J.S.A. 10:5-12, et seq. (“NJLAD”), the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq. (“CEPA”), the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, N.J.S.A.34:21-2 et seq., and the New Jersey Civil Rights Act, N.J.S.A. 10:6-1, et seq.;
(d)All their respective amendments, implementing regulations, and/or any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;
(e)All claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, sick time, paid time off, severance, equity, stock and/or restricted stock, options, shares, units, and membership interests;
(f)All common law claims arising under tort, contract, and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, and negligent or intentional infliction of emotional distress; and
(g)All claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements, and any other state, local, or federal law, statute, order, public policy, regulation, or common law claim, which you had, now have, or claim to have against the Company Releasees, whether or not now known or anticipated.
You agree that if you, or any non-governmental person acting on your behalf, file an administrative charge, lawsuit, or arbitration making any claim waived in this Agreement, you will pay for all costs, including reasonable attorneys’ fees, incurred by any of the Company Releasees in defending against your claim. Furthermore, you give up your right to individual damages in connection with any administrative, arbitral, or court proceeding, including any damage awards as a member of any class, with respect to your employment with and/or termination of employment from the Company Releasees and, if you are awarded money damages or attorneys’ fees and costs, you hereby assign to the Company Releasees your right and interest to such money damages and attorneys’ fees and costs.
You covenant not to sue the Company Releasees for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and you will affirmatively opt out of any such class, collective, representative, or group action. Furthermore, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Company Releasees, except as required by law.
This general release of claims excludes, and you do not waive, release, or discharge (a) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission, or other similar federal, state, or local administrative agencies, although you waive any right to monetary relief related to any charge or administrative complaint; (b) claims that cannot be waived by law, such as claims for workers' compensation and unemployment benefits; (c) indemnification rights you have against the Company; (d) any right to file an unfair labor practice charge under the National Labor Relations Act or otherwise assist or access the National Labor Relations Board’s processes; (e) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents; (f) your right to challenge the validity of this Agreement in a legal proceeding under the Older Workers’ Benefit Protection Act, 29 U.S.C. 626(f), with respect to claims under the Age Discrimination in Employment Act, if applicable; (g) your ability to report securities law violations to the Securities and Exchange Commission under the Dodd-Frank Act, or to receive a monetary award from a government administered whistleblower-award program; and (h) your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.
This waiver and release covers only those claims that arose prior to your execution of this Agreement. This waiver and release does not apply to any claim that, as a matter of law, cannot be released by private agreement. If any provision of this waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law.
Likewise, Company hereby releases and discharges forever you and your agents, attorneys, successors, and assigns and each of them (all of whom are expressly deemed third-party beneficiaries hereof) from all claims, grievances, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, which Company or its successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of this Agreement.
6.California 1542 Waiver. The Company and you understand and acknowledge that the Company and you are releasing potentially unknown claims, and that the Company and you may have limited knowledge with respect to some of the claims being released. The Company and you acknowledge that there is a risk that, after signing this Agreement, the Company or you may learn information that might have affected the decision to enter into this Agreement. The

Company and you assume this risk and all other risks of any mistake in entering into this Agreement. The Company and you agree that this Agreement is fairly and knowingly made. In addition, the Company and you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
7.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have 21 calendar days from December 11, 2023 (i.e., until January 1, 2024) within which to consider this Agreement (although you may choose to execute Agreement earlier); (d) you have seven calendar days following the execution of this Agreement to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original 21-day consideration period provided in this Section 7. To revoke this Agreement, you must email a written notice of revocation to legalnotices@cariboubio.com with a copy to rzawadzki@cariboubio.com, prior to the end of the seven-day period. You acknowledge that your consent to this Agreement is knowing and voluntary.
8.Unemployment Benefits. The Company agrees not to contest, impede, or interfere with your application for unemployment compensation; provided, however, that the Company shall respond truthfully to any government agency regarding your unemployment claim.
9.Employee Representations and Covenants. You specifically represent, warrant, confirm and covenant that:
(a)    you acknowledge and agree that, except as provided in this Agreement, you are not entitled to any wages, overtime, bonuses, incentive compensation, shares or stock, options, restricted shares or stock, equity, including but not limited to any units or membership interests, vacation pay, sick pay, paid time off, severance, and unvested 401(k) or pension contributions;
(b)    to the best of your knowledge, you have not engaged in and you are not aware of any actual, potential, or alleged financial irregularities concerning the Company Releasees;
(c)    except for any worker’s compensation claim that may be pending, you have no knowledge of any work-related injury or illness that you incurred while working for the Company Releasees, that you have not filed an application for benefits under the worker’s compensation laws, and you do not contend that you have any such claim;

(d)    you have not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual, any of the claims as set forth in Section 5 of this Agreement. You agree to indemnify and hold harmless the Company Releasees against any claim, demand, debt, obligation, liability, fees, costs, expenses, right of action, or cause of action based on, arising out of, any assignment;
(e)    except for claims that, as a matter of law, cannot be waived or released by private agreement, you have not and will not commence any action, lawsuit, grievance, arbitration, or other legal action or proceeding against the Company Releasees relating to any claim arising before your execution of this Agreement. To the extent you have pending any other actions, lawsuit, arbitration, grievance, or legal action or proceeding against the Company Releasees, or any of them, relating to any claim arising before your execution of this Agreement, you agree that such action, lawsuit, arbitration, grievance, or other legal action or proceeding shall be immediately withdrawn with prejudice;
(f)    all reportable pre-termination transactions in the equity securities of the Company under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), have been reported on a Form 4 or 5 under Section 16 of the Exchange Act;
(g)    you acknowledge and agree that you may not purchase or sell, or offer to purchase or sell, any security of the Company, whether or not issued by the Company, while in possession of any material nonpublic information about the Company, and you will continue to abide by the Company’s insider trading policy with respect to any information regarding the Company or with respect to any other company that was obtained in the course of your employment with the Company;
(h)    you acknowledge and agree that, from and after the Separation Date, you will be responsible for all preparing and filing with the Securities and Exchange Commission all reports relating to your beneficial ownership of or transactions in securities of the Company, including without limitation Form 4s, Form 5s, and Form 144s; and
(i)    you agree not to hold yourself out as an employee or agent of the Company following the Separation Date.
10.Future Cooperation. You agree that in the event you receive a subpoena, deposition notice, interview request, or any other inquiry, process, or order relating to any civil, criminal, or administrative investigation, suit, proceeding, or other matter relating to the Company Releasees from any investigator, attorney, or any other third party, you agree to immediately notify the Company (at legalnotices@cariboubio.com) within three business days. If any of the Company Releasees objects to the subpoena, deposition notice, interview request, inquiry, process, or order, you shall cooperate to ensure that there shall be no disclosure until the court or other applicable government entity has ruled upon the objection, and then only in accordance with the ruling so made.
You shall cooperate fully with the Company Releasees and their legal counsel in connection with any action, proceeding, or dispute arising out of matters with which you were directly or indirectly involved. This cooperation shall include, but shall not be limited to, meeting with, and providing information to the Company Releasees and their legal counsel, maintaining the confidentiality of any past or future privileged communications with the Company Releasees’

legal counsel, and making yourself available to testify truthfully by affidavit, in depositions, or in any other forum on behalf of the Company Releasees. Nothing in this Agreement shall be construed to prohibit you from testifying truthfully in any legal proceeding or from cooperating with any government agency.
11.References. In the event a prospective employer requests an employment reference, the Company will provide only your dates of employment, position held, and job duties, provided you direct any reference requests solely to the attention of Reigin Zawadzki, the Company’s Chief People Officer, at rzawadzki@cariboubio.com. The Company shall not be required to provide any reference for you except as stated herein.
12.Breach. In the event that you breach any of your obligations under this Agreement, the Company will be entitled to recover the Severance Sum payments or other consideration made or conveyed (including reversing rights granted to you) prior to the breach, and to obtain all other relief provided by law or equity.
13.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.
14.Continuing Obligations. At all times in the future, you will remain bound by your CIIA Agreement.
15.Return of Company Property. You agree that, as of the Separation Date, you have returned to the Company any and all Company property in your possession or control, and you have returned and/or destroyed all Company property that you stored in electronic or paper form.
16.Non-Disclosure. You agree that you will not disclose to others the terms and amount of this Agreement, except that you may disclose such information to your spouse or significant other, and to your attorney or accountant in order for such individuals to render services to you, and to government taxing authorities. However, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
17.Non-Disparagement. You agree that you will not disparage or encourage or induce others to disparage the Company or any of the Company Releasees. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements on social media or the internet, or to any person or entity including, but not limited to, the press and/or media, current or former employees or directors of the Company, investigators or clinical personnel, or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the Company or any of the Company Releasees (including, but not limited to, any business plans or prospects) or (b) the reputation of the Company or any of the Company Releasees. Nothing in this Agreement shall prohibit you from providing truthful information as required by law in a legal proceeding or a government investigation, or from discussing or disclosing information about unlawful acts in the workplace. The Company agrees that it shall instruct Rachel Haurwitz, President & CEO, Steve Kanner, Chief Scientific Officer, Ruhi Khan, Chief Business Officer, Barbara McClung, Chief Legal Officer, Jason O’Byrne, Chief Financial Officer, Reigin Zawadzki, Chief People Officer, and Cindy Hayashi, Vice President of Human Resources not to disparage or encourage or induce others to disparage you to any third parties.
18.Arbitration. To ensure rapid and economical resolution of any disputes regarding this Agreement, you and the Company agree that any and all claims, disputes, or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance, or execution, shall be exclusively resolved by final, binding, nonappealable, and confidential arbitration in San Francisco, CA, or another location mutually agreed upon by you and the Company, conducted under the JAMS Streamlined Arbitration Rules & Procedures, using a single arbitrator, which rules and procedures can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Any such arbitration shall be construed and interpreted in accordance with the Federal Arbitration Act. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim, or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this Section 18 apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the foregoing, you have the option to file any claims for sexual harassment or sexual assault in court but may waive that option and submit these claims to arbitration as described herein. The arbitrator may in their discretion award attorneys’ fees to the prevailing party. All claims, disputes, or controversies subject to arbitration as set forth in this Section 18 must be submitted to arbitration on an individual basis and not as a representative, class, and/or collective action proceeding on behalf of other individuals. Claims will be governed by applicable statutes of limitations. You shall pay the filing fee at the time the arbitration demand is filed with JAMS; however, the Company shall reimburse the excess amount, if any, of the filing fee you would have incurred if you had initiated the action in court. The Company will be responsible for payment of the arbitrator’s fees and expenses and any administrative fees charged by JAMS. This Section 18 does not cover any action seeking only emergency, temporary, or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law.
19.Entire Agreement. You and the Company agree that this Agreement and the CIIA Agreement constitute the entire agreement between you and the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized representative of the Company.
20.Governing Law, Jurisdiction, and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Except as set forth in Section 18 of this Agreement, any legal action or proceeding with respect to this Agreement shall be brought exclusively in the State of California court located in San Francisco, California, or the United States District Court for the Northern District of California. By execution and delivery of this Agreement, you accept for yourself, generally and unconditionally, the exclusive personal jurisdiction and venue of these courts.
21.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
22.Assignment. This Agreement is assignable by the Company Releasees and inures to the benefit of the Company Releasees. This Agreement, being personal, is not assignable by you.
23.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of this Agreement via DocuSign or a similar service, or of a scanned image, shall have the same force and effect as execution of an original, and an electronic signature or scanned image of a signature shall be deemed an original and valid signature.

To accept this Agreement, please sign and date this Agreement and return it to Reigin Zawadzki at rzawadzki@cariboubio.com within the timeframe set forth in Section 7 of this Agreement.
Caribou Biosciences, Inc.

By: /s/Rachel E. Haurwitz
Rachel E. Haurwitz, Ph.D., President & CEO

My agreement with the terms and conditions of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed /s/Syed Rizvi                  Dated:      December 22, 2023
    Syed Rizvi, M.D.

Attachment A
Termination Certificate

This is to certify that:

1.I have returned all Company property, including but not limited to, all Company Confidential Information, all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, laboratory notebooks, records, data, notes, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, presentations, charts, any other documents and property, and reproductions of any of the foregoing items;

2.I do not have in my possession, nor have I failed to return, any Company property;

3.I have complied, and will continue to comply, with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions as defined therein; and

4.I will preserve as confidential all Company Confidential Information as set forth in the Confidential Information and Invention Assignment Agreement signed by me.

5.In the event I wish to publicly present information relating to my work at Caribou or Caribou's non-confidential information, I will submit a Publication Clearance Form (template attached) to Caribou HR and will await approval prior to such public presentation.

After leaving the Company’s employment, I will be employed by in the position of .

My address for future notifications is:

.

By:

Name:

Date:

Attachment B
Confidential Information and Invention Assignment Agreement
As a condition of my employment with Caribou Biosciences, Inc. (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following provisions of this Confidential Information and Invention Assignment Agreement (this “Agreement”):

1.Confidentiality

1.Definition of Confidential Information. I understand that “Company Confidential Information” means information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover, or own, that has value in or to the Company’s business that is not generally known, and for which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment with the Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information. Company Confidential Information includes, but is not limited to, any and all non-public information relating to Company research and development, intellectual property, regulatory, pre-clinical and clinical, manufacturing, products and product plans, equipment, customers, suppliers, markets, business plans, software, inventions, discoveries, ideas, processes, designs, drawings, formulations, specifications, marketing and finance documents, budgets and forecasts, business collaborations and licenses, prototypes, samples, data sets, and the like, including the Company’s facility and equipment. Furthermore, “Company Confidential Information” also includes confidential information that the Company has received and in the future will receive from third parties, including but not limited to, the Company’s licensors, licensees, partners, collaborators, suppliers, and customers.

2.Exceptions. Notwithstanding the foregoing, Company Confidential Information shall not include any such information that I can establish by competent evidence (i) was publicly known or made generally available prior to the time of disclosure by Company to me; (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by Company; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.

3.Nonuse and Nondisclosure. I agree that during and after my employment with the Company, I will maintain the confidentiality and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and I will not (i) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment, or (ii) disclose the Company Confidential Information to any third party not under an obligation of confidentiality to the Company without the prior written authorization of the President & Chief Executive Officer of the Company (or, in the case of the President & CEO, the Company’s Board of Directors). I agree that I have no title to any Company Confidential Information and that, as between Company and myself, Company Confidential Information is the sole property of Caribou Biosciences, Inc. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. If I am compelled by law to disclose Company Confidential Information, I shall provide prior written notice to the President & CEO of the Company (or, in the case of the President & CEO, the Chief Legal Officer of the Company). I understand that my obligations under this Section 1.c. shall continue after termination of my employment.

4.Former Employer Confidential Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any confidential or proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation of confidentiality. I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any such third-party confidential information without written permission of such third party.

5.U.S. Defend Trade Secrets Act. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

2.Ownership

1.Assignment of Inventions. As between the Company and myself, I agree that all right, title, and interest in and to any and all materials, laboratory notebooks, notes, records, inventions, improvements, developments, discoveries, ideas, and trade secrets conceived, discovered, authored, invented, developed, or reduced to practice by me, solely or in collaboration with others, during the period of time I am an employee of the Company, including those made with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any patents, trade secrets, trademarks, copyrights, mask work rights, and other intellectual property rights relating to the foregoing (collectively, “Inventions”), except as provided in Sections 2.b. and 2.g. below, are the sole property of Caribou Biosciences, Inc. I also agree to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign, and hereby do irrevocably assign, to Caribou Biosciences, Inc. all of my right, title, and interest in and to Inventions. I agree that this assignment includes a present assignment to the Company of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

2.Prior Inventions. I have attached hereto as Exhibit B a list describing all inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets, and other proprietary information or intellectual property rights owned by me or in which

I have an interest prior to my employment with the Company (collectively, “Prior Inventions”) or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit B, they will not materially affect my ability to perform all obligations under this Agreement and my employment with the Company. Additionally, I will provide prior written notice to the President & CEO of the Company (or, in the case of the President & CEO, to the Chief Legal Officer of the Company) before incorporating any Prior Inventions into any Invention or otherwise utilizing any such Prior Invention in the course of my employment with the Company. I will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets, and other proprietary information or intellectual property rights owned by any third party into any Invention without the prior written permission of the President & CEO of the Company (or, in the case of the President & CEO, the Chief Legal Officer of the Company).
3.Moral Rights. Any assignment to Caribou Biosciences, Inc. of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure, and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

4.Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of laboratory notebooks, electronic files, reports, or any other format that may be specified by the Company. As between Company and myself, the records are and will be available to the Company at any time and remain the sole property of Caribou Biosciences, Inc.

5.Assistance to the Company. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto; the execution of all documents the Company deems proper or necessary in order to apply for, register, prosecute, issue, maintain, defend, and enforce the Inventions; and participating as a witness in a lawsuit or other proceeding regarding such Inventions. I agree that I will execute all documents necessary to deliver, assign, and convey to the Company the sole and exclusive right, title, and interest in and to all Inventions. I further agree that my obligations under this Section 2.e. shall continue after the termination of this Agreement.

6.Attorney-in-Fact. I agree that if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including without limitation to apply for, prosecute, issue, maintain, and assert or defend any patent or other intellectual property right, then I hereby irrevocably designate and appoint Caribou Biosciences, Inc. and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the application, prosecution, issuance, maintenance, and assertion or defense of patents and other intellectual property with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest and shall be irrevocable.

7.Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions (as defined in Section 2.a. above) to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit A). I will advise the Company promptly in writing of any inventions that I believe meet the criteria set forth in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit B to permit a determination of ownership by the Company. Any such disclosure by me will be received in confidence by the Company.

3.Separation of Employment

1.Return of Company Property. I understand that anything that I create or work on for the Company while working for the Company belongs solely to the Company and that I cannot remove, retain, or use such information without the express written permission of the President & CEO of the Company (or, in the case of the President & CEO of the Company, the Chief Legal Officer of the Company). Accordingly, upon separation from employment with the Company, or upon the Company’s request at any other time, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, laboratory notebooks, records, data, notes, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, presentations, charts, any other documents, equipment, and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 2.d. above.

2.Termination Certificate. Upon separation from employment with the Company, for any reason, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit C. I also agree to keep the Company advised of my home and business address for a period of two (2) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations set forth in this Agreement.

3.Notice to New Employer. In the event that I leave the employment of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.

4.Voluntary Nature of Agreement.

    I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I ACKNOWLEDGE AND AGREE THAT I HAVE RECEIVED A COPY OF THE TEXT OF CALIFORNIA LABOR CODE SECTION 2870 IN EXHIBIT A. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

5.General

1.Governing Law; Jurisdiction. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against me by the Company.

2.Assignability. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.

3.Entire Agreement. This Agreement, together with the Exhibits attached hereto, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us. Any subsequent change or changes in my duties, salary, title, compensation, conditions, or any other terms of my employment will not affect the validity or scope of this Agreement and nothing in this Agreement changes the at-will nature of my employment with the Company.

4.Severability; No Waiver. If a court or other body of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, the remainder of this Agreement will continue in full force and effect. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President & CEO of the Company and me (or, in the case of the President & CEO, by the Company’s Board of Directors). The Company’s waiver of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

5.Remedies. I acknowledge that violation of this Agreement by me may cause the Company irreparable harm, and therefore I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, injunctive relief, in addition to any other rights or remedies that the Company may have for a breach by me of this Agreement.

Employee:                        Witnessed

By:                            By:

Name:                            Name:

Date:                            Title:

        Date:

Exhibit A
California Labor Code Section 2870

    (a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

        (1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

        (2)    Result from any work performed by the employee for the employer.

    (b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B
List of Prior Inventions and
Original Works of Authorship

The following is a list of all inventions that have been created by me or on my behalf, and/or are owned exclusively by me or jointly by me with others or in which I have an interest, and that relate in any way to any of the Company’s actual or proposed businesses, products, services, or research and development, and which are not assigned to the Company hereunder:

Title	Date	Identifying Number or Brief Description

___ No inventions or improvements

Except as indicated above on this Exhibit, I have no inventions, improvement, or original works to disclose pursuant to Section 2.g. of the Confidential Information and Invention Assignment Agreement.

___ Additional sheets attached

By:

Name:

Date: